UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 6, 2002

Leopard Capital, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-30644	98-0348086

(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 W Broadway, Suite U-13
Vancouver, British Columbia, V5Z 4C2
(Address of principal executive offices) (Zip Code)

(604) 879-3001
(Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report)

Item 5.  Other Events

On March 6, 2002, Leopard Capital, Inc. (Electronic Bulletin Board: LEOR) entered into a letter of intent to acquire all of the outstanding shares of capital stock of  International Global Positioning, Inc. ("IGP") in exchange for authorized but as yet unissued shares of Leopard Capital, Inc. common stock.

The agreement, structured as a share exchange, calls for a 1:2.739788 reverse split of the shares of Leopard Capital, Inc. currently outstanding.  Each Leopard Capital shareholder will receive one share of stock for each 2.739788 shares currently owned.  After the reverse split there will be approximately 2,000,000 Leopard Capital shares outstanding.  The share exchange with IGP will follow the reverse split resulting in the issuance of approximately 17,000,000 Leopard Capital shares to the current IGP shareholders, and an additional 1,000,000 shares issued to consultants of IGP.

It is the intent of the new management to raise capital by means of a private placement of 1,000,000 common shares.  After completion of the share exchange and the private placement, current Leopard Capital shareholders will own approximately 9.52% of the outstanding shares and current IGP shareholders will own approximately 80.95% of the outstanding shares in the reorganized company.

The reorganization of Leopard Capital's capital structure is subject to approval of the shareholders of Leopard Capital.  The share exchange is subject to the approval of IGP's shareholders.

International Global Positioning, Inc., a development stage company incorporated in Nevada, is focused on the development and distribution of user-friendly consumer-oriented devices that incorporate Global Positioning Technology.  IGP's first device, RES-Q1, targeted at the North American automotive industry, is a Telematic Automatic Tracking and Security System, that offers "real-time" security surveillance and  tracking capabilities, providing an affordable means for RES-Q1 clients to quickly receive emergency assistance and to quickly locate their car if it has been stolen.  Variations of this technology can also be used to locate lost or missing children, lost pets and numerous other related uses.

The transaction is subject to the negotiation of a definitive Share Exchange Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Leopard Capital, Inc.

Registrant

Date: March 6, 2002	/s/ T.G. Cook

Terry G. Cook
President and Director